APW Ltd. Adopts Shareholder Rights Plan

WAUKESHA, Wis.--(BUSINESS WIRE)--July 19, 2000--APW Ltd. (NYSE:APW - news) announced today that its Board of Directors has adopted a Shareholder Rights Plan. The adoption of the Shareholder Rights Plan is not in response to any known effort to acquire control of the Company.

"The adoption reflects our favorable view towards the value of APW. We believe this Shareholder Rights Plan will serve the best interests of our shareholders. If we are confronted with unfavorable takeover tactics or attempts to acquire control of the Company at an inadequate price," said Richard Sim, Chairman, Chief Executive Officer and President of APW Ltd. Similar to over 2,000 other companies, APW Ltd. has adopted a Shareholder Rights Plan to assure that any acquisition or change in control of the Company would take place under circumstances in which our Board of Directors can secure the best available transaction for all shareholders.

"This plan is not intended to prevent the acquisition of the Company on terms that are in the best interests of all shareholders," Sim continued. "The mere granting of the Rights will not deter any prospective buyer willing to negotiate with our Board of Directors or make any offer for all shares at a fair price."

Under the Shareholder Rights Plan, APW Ltd. shareholders of record as of July 21, 2000, will be granted a dividend of one common stock purchase right for each outstanding share of APW Ltd. common stock. Subject to the terms of the Shareholder Rights Plan, each Right entitles the registered holder to purchase one ten-thousandth of a share of preferred stock at an exercise price of $225.00. Until Rights become exercisable, outstanding APW Ltd. stock certificates will represent both shares of APW Ltd. common stock and Rights. No separate certificate will be issued for the Rights at this time. Rights will trade with the shares of APW Ltd. common stock until such time as they might become exercisable.

Rights would generally become exercisable 10 business days after any person or group has acquired, commenced or announced its intention to commence a tender or exchange offer to acquire 15% or more of APW Ltd. common stock.

If Rights become exercisable, holders of each Right, other than the acquiring or adverse person, will have the right, upon payment of the exercise price, to purchase the number of shares of APW Ltd. common stock which, at that time, have a market value of two times the exercise price of a Right. If the Rights become exercisable, the APW Ltd. Board of Directors may also exchange Rights, other than those held by the acquiring person or adverse person, in whole or in part, at an exchange ratio of one share of APW Ltd. common stock per Right.

At any time after a person or group acquires 15% or more of APW Ltd. common stock, if APW Ltd. is acquired in a merger or other business combination or 50% or more of its consolidated assets or earning power is sold, Rights holders other than the acquiring person or group will have the right, upon payment of the exercise price, to purchase that number of shares of common stock of the acquirer or that the number of shares that have a market value equal to two times the exercise price of a Right.

Rights will expire on July 17, 2010. Details of the Rights distribution are contained in a "Summary of Rights" which will be mailed to all APW Ltd. shareholders of record as of July 21, 2000.

For further information contact:

APW Ltd.

Susan Hrobar, Vice President, 262-523-7775

www.apw1.com
------------

About APW Ltd.

APW Ltd., a Bermuda corporation, operates in over 45 locations throughout North America, Europe and Asia. APW Ltd. provides design services and manufacturing of integrated electronic enclosure systems including enclosures, power supplies, thermal management systems, backplanes and cabling either as stand along products or as an integrated custom system provided with product design, supply chain management and assembly and test services. These products and services are focused primarily to meeting the needs of OEMs in the rapidly growing communications, computing and internet markets.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these projections are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Applied Power's results are also subject to general economic conditions, continued market acceptance of the Company's new product introductions, the successful integration of recent acquisitions, operating margin risk due to competitive pricing, foreign currency fluctuations and interest rate risk.
-------------------
Contact:

     APW Ltd.
     Susan Hrobar, 262/523-7775
     www.apw1.com
     ------------